EXHIBIT 5.1

MAYER, BROWN, ROWE & MAW LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

MAIN TELEPHONE
(312) 782-0600
MAIN FAX
(312) 701-7711

September 21, 2005

New Holland Credit Company, LLC

100 South Saunders Road

Lake Forest, Illinois 60045

CNH Capital Receivables LLC

100 South Saunders Road

Lake Forest, Illinois 60045

CNH Equipment Trust 2005-B

100 South Saunders Road

Lake Forest, Illinois 60045

Re:                               CNH Capital Receivables LLC
Registration Statement on Form S-3

We have acted as special counsel for CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”) and for CNH Equipment Trust 2005-B, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes and Asset Backed Certificates with a proposed maximum aggregate offering price of $5,000,000,000 and (b) the contemplated sale under the Registration Statement on September 21, 2005 of $202,000,000 of Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $292,000,000 of Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $397,000,000 of Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $81,750,000 of Class A-4a Asset Backed Notes (the “Class A-4a Notes”), $137,000,000 of Class A-4b Asset Backed Notes (the “Class A-4b Notes”), $28,750,000 of Class B Asset Backed Notes (the “Class B Notes”) and $11,500,000 of Class C Notes (the “Class C Notes and, together with

Brussels  Charlotte  Chicago  Cologne  Frankfurt  Houston  London  Los Angeles  Manchester  New York  Palo Alto  Paris  Washington, D.C.

Independent Mexico City Correspondent:  Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4a Notes and the Class A-4b Notes and the Class B Notes, the “Subject Notes”) issued by the Trust.

In that connection, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Subject Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement and the documents relating to the issuance of the Subject Notes.  Terms used herein without definition have the meanings given to such terms in the Registration Statement.

We are also familiar with the certificates of formation and limited liability company agreements of the Company and the servicer and have examined all statutes, company records and other instruments that we have deemed necessary to examine for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Subject Notes will be duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the related indenture.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the laws of the State of Illinois and the statutory trust laws of the State of Delaware.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP

RFH/TMM/JPS